                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement (Form S-8) and related prospectuses pertaining to the CKS Group, Inc. 1996 (the "Company") Supplemental Stock Plan and the Company's 1995 Stock Plan, as amended, of our report dated November 4, 1996, with respect to the balance sheets of Donovan & Green, Inc. as of December 31, 1994 and 1995, and the related statements of operations and retained earnings and cash flows for the years then ended, which report appears in the report on Form 8-K of CKS Group, Inc., dated January 3, 1997.




                                        /s/ ROBBINS, SPIELMAN, KOENIGSBERG &
                                        PARKER LLP



New York, New York
April 2, 1997